Exhibit 10.1

INDEPENDENT DIRECTOR AGREEMENT

This INDEPENDENT DIRECTOR AGREEMENT (“Agreement”), dated and made effective as of March 18, 2020, is entered into by and between Innovative Payment Solutions, Inc, a Nevada Corporation (“Company”), and James W Fuller, an individual resident of the State of California (“Director”) (the parties hereto sometimes referred to individually as a “Party” or collectively as the “Parties”).

R E C I T A L S

WHEREAS, the Company appointed the Director to the board of directors of Company on or about May 30, 2017 and now desires to enter into an agreement with the Director with respect to his continuing service as a director of Company;

WHEREAS, the Director is willing to continue serving as a director of Company upon the terms and conditions set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1. Defined Terms.

Wherever the following terms are used in this Agreement, they shall have the meanings ascribed to them below, unless the context clearly indicates otherwise. Other capitalized terms in this Agreement are defined in the text hereof or in any Company stock or benefit plan in or under which Executive may receive compensation or benefits hereunder or therein.

“Affiliate” means, with reference to Company, any other Person controlling, controlled by or under the common control of Company. For purposes hereof, the term “control” (or any equivalent term) means having ownership of more than fifty percent (50%) of the voting securities of a Person or the power, whether through voting power or otherwise, to control the management policies of such Person.

“Board of Directors” or “Board” means the board of directors of Company.

“Company Stock” means the common stock of Company.

“Person” means any natural person, corporation, company, partnership (including both general and limited partnerships), limited liability company, sole proprietorship, association, joint stock company, firm, trust, trustee, joint venture, unincorporated organization, executor, administrator, legal representative or other legal entity, including any governmental authority, entity or instrumentality.

2. Position.  Subject to the terms and provisions of this Agreement, Company shall cause Director to be appointed and Director hereby agrees to continue to serve as a director and member of the Board of Directors upon the terms and conditions hereinafter set forth. It is understood that Director’s continued service on the Board shall, in accordance with the governing documents of Company, be subject to any necessary affirmative votes or approval by Company’s shareholders periodically at annual or special shareholder meetings.

3. Duties.  (a) During the Directorship Term (as defined herein), Director shall make reasonable business efforts to attend all Board meetings and quarterly Board and Management conference calls, serve on appropriate subcommittees as reasonably requested and agreed upon by the Board, make himself available to Company at mutually convenient times and places, attend external meetings and presentations when agreed on in advance, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b) Director will use his best efforts to promote the interests of Company. Company recognizes that Director (1) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority, and (2) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded.  Notwithstanding the foregoing, Director will provide Company with prior written notice of any future commitments to such other entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to Company as a director as provided hereunder and as may be required in the governing documents of Company. Director agrees that he will not, without the prior notification to the Board, engage in any other business activity that could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company.

4. Compensation.

(a) Grant of Company Stock. (1) Within thirty days after this Agreement is executed by the Parties, Company shall issue and deliver to Director a grant consisting of 2,000,000 (Two Million) shares of the common stock of Company (“Company Stock”) on an unrestricted or fully vested basis. The Company Stock issued to Director shall be fully-assessable and shall be free and clear of adverse claims, encumbrances and other restrictions except for restrictions on transferability imposed under or by virtue of the U.S. securities laws and any “lock-up” agreement that Company may require its officers and directors to sign in connection with any financing or public offering.

(2) The shares of Company Stock awarded to Director hereunder shall be considered “restricted securities” as defined in SEC Rule 144 and may not be sold or resold until such time, and to the extent that, such shares have been included in an effective registration statement filed with the SEC under Section 5 of the Securities Act or otherwise qualify and may be sold under an exemption from registration under the Securities Act or under SEC Rule 144.

(b) Independent Contractor.  Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(c) Expense Reimbursements.  During the Directorship Term, Company shall reimburse Director for all reasonable out-of-pocket expenses incurred by Director in attending any in-person meetings, provided that Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director in excess of $500.00) must be approved in advance by the Company.

5. Directorship Term.

The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earlier of the date of Company’s next annual shareholders meeting and the earliest of the following to occur: (a) the death of Director; (b) the termination of Director from his membership on the Board by the mutual agreement of Company and Director; (c) the removal of Director from the Board by a majority vote of Company’s shareholders (or by any voting threshold required or specified in or under the governing documents of Company), and (d) Director’s resignation from the Board.

6. Ownership & Protection of Company Property.

(a) Ownership; Results of Services. Company shall own, and Director hereby assigns and agrees to fully disclose and convey to Company, all of Director’s right, title and interests, of every kind and character and in perpetuity, in and to the results of Director’s services to Company as contemplated hereunder, including all tangible and intangible property, material, information. ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, generated, developed, or made by Director, individually or in conjunction with others, during the period of Director’s services to Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate in any way to Company’s business, technologies, operations, products or services, including (1) all rights and interests of Director in any invention, patent or patent rights, trademark and other intellectual property, including a waiver by Director of rights granted under the (U.S.) Artists Visual Rights Act, (2) printed or digitally generated or stored files, notes, memoranda, correspondence, lists, documents and other corporate instruments and records, (3) information relating to or including any Confidential Information (as defined below), and (4) all writings or materials of any type, whether printed or in digital format or otherwise, embodying any of the foregoing property, material or information.

(b) Work for Hire; Assignments. The services performed by Director for Company shall constitute “work for hire” and the results of such services or work shall be owned by Company. Director agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results, work product and proceeds of all such services and work performed by Director hereunder.

(c) Return of Company Property. (1) Upon any termination of this Agreement or cessation of Director’s services to Company, Director shall immediately return to Company all property (including both tangible and intangible property) that is considered the property of Company, including keys, records, employee badges, entry cards, records, notes, data, models, memoranda, and other documents, equipment or information or data (including Confidential Information) that are in the possession, custody or control of Director (or any person acting with or at the behest of Director), whether in physical, electronic or digital form, or otherwise, and whether or not such property was conceived, developed, generated or made by Director or by others. Under no circumstances shall Director be entitled to replicate or reproduce, or retain copies of, any of the property of Company following termination, resignation or cessation of Director’s services to Company as contemplated under this Agreement.

(d) Certification. Director shall, upon any termination, resignation or cessation of his services to Company, certify to Company in writing that he/she has returned to Company all property of Company as required hereunder and that no copies, replicas or reproductions of any such property have been retained by Director or by any other Person acting with or at the behest of Director or to whom or which such materials may have been disclosed or delivered by Director at any time.

7. Confidentiality & Related Obligations.

(a) Confidential Information. Each Party acknowledges and agrees that, as a result of and during the services provided by Director as a member of the Board of Directors, Director will acquire, develop or participate in developing, or otherwise have access to non-public information, data and other matters that are considered highly confidential to Company and that are the property of Company (or licensed by Company from other Persons), including:

(1)	inventions, ideas, discoveries, methods and methodologies, processes, products, product designs, technical information, know-how, copyrights and works of authorship, drawings, schematics, and supplier, client and customer lists, prices and costs;

(2)	information technology, systems, processes, designs, platforms and software, including code, algorithms and other components of any software;

(3)	studies, analyses, strategic and tactical plans, marketing plans and surveys, maps, photographs and other media and image recordings, and point-of-services locations and information,

(4)	corporate, business, financial, accounting, legal and regulatory information, data and records generated maintained by or for Company (including drafts, reproductions and copies thereof), including organizational charts, shareholder lists, meetings, minutes and resolutions, personnel files and personal privacy data, contracts, agreements, notes, debentures, security instruments, finance and financing instruments and documents, real and personal property leases, licenses and other commercial transaction documents and records;

(5)	information considered a “trade secret” under the (U.S.) Defend Trade Secrets Act (Pub. L. No. 114-153, 130 Stat. 376, codified in Title 18, United States Code) (“DTSA”) and/or under the Nevada Uniform Trade Secrets Act (NRS § 600A.010 et seq).

(collectively, the “Confidential Information”). “Confidential Information” shall also include any non-public information or data that has been disclosed by any Person to Company, or by Company to any Person, and is subject to any confidentiality obligation or governed by a confidentiality and non-disclosure agreement entered into between Company and such Person.

(b) Confidentiality Obligations. Director covenants and agrees that he/she will not, at any time or in any manner, either directly or indirectly, publish, disclose, divulge or communicate any Confidential Information to any Person, without the prior written consent of Company, except (1) to the directors, officers, managers, members or shareholders of Company or to other employees and contractors of Company that have a “need to know” such information and have undertaken appropriate obligations of confidentiality to Company, or (2) as may be required by law. Director agrees to keep and maintain all Confidential Information as strictly confidential.

8. Post-Employment Confidentiality Obligations.

(a) As part of the consideration for Company’s entering into this Agreement, Director agrees that, during a period of five (5) years following termination or expiration of this Agreement or the cessation of Director’s services to Company, Director will not, directly or indirectly:

(1)	publish or disclose any of the Confidential Information to any Person other than Company and its management except as may be required by applicable law or by legal process in any legislative, judicial or administrative proceeding if and to the extent that Director, prior to any such disclosure, gives Company sufficient written notice of any such proposed disclosure in order to give Company sufficient time to obtain any protective order or other relief that Company may deem necessary or appropriate to ensure the continued protection of the Confidential Information from improper publication or disclosure;

(2)	disclose, use or rely upon any of the Confidential Information in connection with employment, consulting or other services that Director may provide or render to any Person other than Company of its Affiliates;

(3)	induce or attempt to induce any manager or employee of Company to terminate his/her employment with Company or any of its Affiliates without Company’s prior written consent or agreement.

(b) Company and Director agree that the post-employment obligations undertaken by Employee herein are reasonable and necessary to protect the Confidential Information from unauthorized or improper disclosure to or for the benefit of any Person (other than Company and its Affiliates), including the potential for inevitable disclosure of such information.

9. Company’s Remedies for Violation of Confidentiality Obligations.

(a) In the event that Director violates or breaches any of his confidentiality obligations to Company herein, including Director’s post-employment obligations specified in this Agreement, Company shall be entitled to any remedies, either at law or in equity, that may be available under federal (U.S.) law and/or under any applicable state law.

(b) In accordance with the (U.S.) Defend Trade Secrets Act, Company hereby provides to Director the following notice of immunity protection available thereunder:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

10. Director’s Representation and Acknowledgment.

Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any shareholder of Company or any of any of its affiliate or subsidiary companies with respect to any matter arising under this Agreement.

11. Indemnification.

(a) Company agrees to indemnify Director as a member of the Board of Directors and in connection with the discharge of his duties and responsibilities to Company to the maximum extent allowed or permitted under Nevada law. Accordingly, concurrently with or following execution of this Agreement, Company and Director will execute an Indemnification Agreement substantially in the form of Exhibit A hereto.

(b) The indemnity protections provided to Director in the Indemnification Agreement shall be in addition to, and not in derogation of, any of indemnification rights that may be granted or otherwise available to Director under the governing documents of Company or under Nevada law.

12. Governing Law; Consent to Jurisdiction.

(a) Governing Law. This Agreement, including the validity, substance, interpretation and enforcement thereof, shall be governed in all respects by the laws of the State of Nevada without regard to its conflicts of laws or choice of laws principles.

(b) Consent to Jurisdiction; Choice of Forum. Company and Employee each hereby irrevocably consent to the jurisdiction of the courts of the State of Nevada for all purposes in connection with any action, proceeding or dispute that arises out of or relates to this Agreement and agree that any action or proceeding instituted by either of them under or relating to this Agreement shall be commenced and prosecuted exclusively and finally in the state courts of the State of Nevada.

13. Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand and signed for by the party addressed, on the date of such delivery, (b) if sent by facsimile with written evidence of successful transmission, on the date of such transmission, or (c) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either Party are as displayed on the signature page of this Agreement or as subsequently modified by written notice by a Party to the other Party.

14. General Provisions.

(a) Amendment, Waiver & Termination. No amendment, modification, supplement, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

(b) Integration; Entirety. This Agreement, together with the Employment Agreement, sets forth the entire understanding between the Parties and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the Parties.

(c) Disclaimer of Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of Company or any of affiliates or subsidiary companies.

(d) Severability. In the event that any provision contained in this Agreement (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. In connection therewith, and to the fullest extent possible, the provisions of this Agreement (including each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the Parties in the provision held invalid, illegal or unenforceable.

(e) Counterparts. This Agreement may be executed in one or more counterparts, including facsimile or digital counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

INNOVATIVE PAYMENT SOLUTIONS, INC.

By:	/s/ William Corbett
Name:	William Corbett
Title:	Chief Executive Officer
Address:	4768 Park Granada, Suite 200
Calabasas, CA 91302

Director:

/s/ James Fuller
Name:	James W. Fuller
Address:	4768 Park Granada, Suite 200
Calabasas, CA 91302